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Exhibit 4.9

Execution Version

License Agreement

        Effective as of August 1, 2003 ("EFFECTIVE DATE"), GENETIC TECHNOLOGIES LIMITED, having an office at 60 Hanover Street, Fitzroy, Victoria 3065, Australia ("GTG") and QUEST DIAGNOSTICS INCORPORATED, a Delaware corporation having an office at One Malcolm Avenue, Teterboro, NJ 07608, USA ("LICENSEE"), agree as follows:

ARTICLE I
 BACKGROUND

1.1
GTG represents that it owns certain proprietary and intellectual property rights pertaining to intron sequence analysis in respect to which it is prepared to grant the rights and licenses provided for herein to LICENSEE.

1.2
Without admitting that the LICENSED PATENTS are valid or that LICENSEE's performance of the LICENSED SERVICES or LICENSED THIRD PARTY SERVICES infringes the LICENSED PATENTS, LICENSEE wishes to acquire licenses under and to obtain access to GTG's proprietary and intellectual property rights in order to commercialize certain diagnostic testing services and kits useful for such services.

ARTICLE II
 GENERAL DEFINITIONS AND RELATIONSHIPS AMONG DEFINITIONS

2.1
"AGREEMENT" means this document, its attachments, all addenda, schedules, exhibits, appendices, and any amendments to the foregoing.

2.2
"CONFIDENTIAL INFORMATION" means any and all information which is disclosed by either party to the other verbally, electronically, visually, or in a written or other tangible form which is either identified or should be reasonably understood to be confidential or proprietary. CONFIDENTIAL INFORMATION includes, but is not limited to, the specific terms and/or conditions of this AGREEMENT, trade secrets, ideas, processes, formulas, programs, software, source of supply, technology, discoveries, developments, inventions, techniques, marketing plans, strategies, forecasts, unpublished financial statements, prices, costs, and customer lists.

2.3
"EXCLUDED FIELD" means genetic analysis using or based upon, in whole or in part, the genotyping of more than one hundred thousand (100,000) putative single nucleotide polymorphisms, such polymorphisms found in three (3) or more chromosomes of the relevant organism.

2.4
"EXCLUSION TIME PERIOD" means the period from the EFFECTIVE DATE until August 31, 2006.

2.5
"FIELD OF USE" means, during the EXCLUSION TIME PERIOD, gene-based diagnostic service testing for humans, other than the EXCLUDED FIELD, and upon expiration of the EXCLUSION TIME PERIOD means gene-based diagnostic service testing for humans without limitation.

2.6
GTG and LICENSEE are hereunder commonly referred to as "parties" (in singular and plural usage, as required by the context).

2.7
"LICENSED PATENT(S)" means United States Patent No. 5,612,179 ("the '179 Patent") and United States Patent No. 5,096,557 and all reissues, reexaminations, divisionals, continuations,

  continuations-in-part, substitutions, and extensions of the '179 Patent, applications therefore, and patents which may issue upon such applications, and foreign counterparts of the foregoing.

2.8
"LICENSED SERVICES" means diagnostic service testing (i) developed by LICENSEE or on behalf of LICENSEE; (ii) performed by LICENSEE or a SUBSIDIARY of LICENSEE; (iii) that is not on behalf of a third party national testing laboratory that performs gene-based diagnostic testing; and (iv) that but for the license granted herein would infringe or contribute to the infringement of one or more claims of a LICENSED PATENT. For the avoidance of doubt, it is understood and agreed that "third party national testing laboratory" does not include hospitals.

2.9
"LICENSED THIRD PARTY SERVICES" means diagnostic service testing (i) developed by LICENSEE or on behalf of LICENSEE; (ii) performed by LICENSEE or a SUBSIDIARY of LICENSEE; (iii) on behalf of a third party national testing laboratory that performs gene-based diagnostic testing; and (iv) that but for the license granted herein would infringe or contribute to the infringement of one or more claims of a LICENSED PATENT. For the avoidance of doubt, it is understood and agreed that "third party national testing laboratory" does not include hospitals.

2.10
"PUBLIC HEALTH CRISIS" means an urgent situation in which the health status of an area within the TERRITORY is adversely affected. PUBLIC HEALTH CRISIS includes localized outbreaks of an infectious disease or a potential outbreak of an infectious disease that has a reasonable possibility of occurring and that poses a significant threat to a community or region in the TERRITORY. PUBLIC HEALTH CRISIS shall also mean those circumstances in which third party national testing laboratories (as used in Sections 2.8 and 2.9 above) seek LICENSED THIRD PARTY SERVICES from LICENSEE because of regulatory issues affecting such third party national testing laboratory.

2.11
"SUBSIDIARY" means any corporation, company or other legal entity, in which more than fifty percent (50%) of the shares entitled to vote for the election of directors or persons performing similar functions are, now or hereafter, owned or controlled, directly or indirectly by a party hereto, or jointly by the parties hereto; provided, however, that any corporation, company or other legal entity shall be a SUBSIDIARY only for as long as such ownership or control exists. For purposes of LICENSEE, SUBSIDIARY shall be deemed to include Sonora Quest Laboratories and any other LICENSEE joint ventures which meet the definition of SUBSIDIARY set forth in this Article 2.9.

2.12
"TERRITORY" means Canada, Mexico and the United States of America.

2.13
"TERM" means the life of the last expiring VALID PATENT CLAIM, except as otherwise provided in Article VII.

2.14
"VALID PATENT CLAIM" shall mean any claim in a filed and unabandoned patent application or unexpired patent with the LICENSED PATENTS, which claim has not been held unpatentable, unenforeceable, or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been finally abandoned or admitted to be invalid or unenforeceable through reissue, disclaimer or otherwise.

ARTICLE III
 RELEASE

        Subject to the terms and conditions set forth herein, GTG agrees that, providing LICENSEE fully and faithfully discharges the obligation to pay the license issue fee, GTG will release LICENSEE from all claims, demands, and rights of action which GTG may have as of the EFFECTIVE DATE relating to LICENSED SERVICES on account of infringement of any LICENSED PATENT prior to the EFFECTIVE DATE to the extent the acts constituting such infringement would be licensed hereunder.

ARTICLE IV
 GRANT TO LICENSEE

4.1
Subject to the terms and conditions of this AGREEMENT, GTG hereby grants and agrees to grant to LICENSEE, during the TERM of this AGREEMENT:

(i)
A non-exclusive, non-assignable, annual fee-bearing license under the LICENSED PATENTS (without the right to sublicense except to LICENSEE's SUBSIDIARIES) to perform, use, sell, and offer to sell LICENSED SERVICES in the FIELD OF USE solely within the TERRITORY; and

(ii)
A revocable, limited, non-exclusive, non-assignable, license under the LICENSED PATENTS (without the right to sublicense except to LICENSEE's SUBSIDIARIES) to perform, use, sell, and offer to sell LICENSED THIRD PARTY SERVICES in the FIELD OF USE solely within the TERRITORY and only in response to a PUBLIC HEALTH CRISIS and for no longer than such PUBLIC HEALTH CRISIS reasonably requires.

4.2
The license granted to LICENSEE under Article 4.1(ii) is revocable unilaterally by GTG upon ten (10) days advanced written notice to LICENSEE if GTG has a reasonable belief that such license is being used to assist an unlicensed third party avoid obtaining its own license under the LICENSED PATENTS. Should GTG initiate a revocation under this Article 4.2, the parties agree to negotiate in good faith regarding appropriate terms and conditions under which LICENSEE shall be granted a license under the LICENSED PATENTS for purposes of providing LICENSED THIRD PARTY SERVICES.

4.3
The rights and licenses granted by GTG in this AGREEMENT are personal to LICENSEE. Except as set forth in Section 4.4 and Section 11.10, LICENSEE shall not assign or otherwise transfer (by operation of law or otherwise) any license or right granted hereunder or any interest therein, without the prior written consent of GTG (which may be withheld in GTG's sole and absolute discretion). Any attempted assignment or transfer without such prior written consent shall be void and shall upon written notice by GTG terminate all rights of LICENSEE under this AGREEMENT.

4.4
LICENSEE may extend the license granted under this AGREEMENT to its SUBSIDIARIES provided that LICENSEE ensures that such SUBSIDIARIES are bound to the terms and conditions of this AGREEMENT as the same apply to LICENSEE.

ARTICLE V
 CONSIDERATION

5.1
As partial consideration for the release of Article III and the licenses granted by this AGREEMENT, LICENSEE agrees to pay to GTG a non-refundable license issue fee of one hundred thousand United States Dollars ($100,000.00) on or before August 30, 2003.

5.2
As additional consideration for the rights and licenses granted by this AGREEMENT, LICENSEE agrees to pay to GTG an annual payment of fifty thousand United States Dollars ($50,000.00) payable commencing on the first (1st) anniversary of the EFFECTIVE DATE and annually on each subsequent anniversary of the EFFECTIVE DATE for the TERM and the prorated amount calculated from the EFFECTIVE DATE of the last year of the TERM to the expiration date the following year of the LICENSED PATENTS, such annual payments representing annual fees in lieu of royalties.

5.3
All payments required under this AGREEMENT shall be sent by electronic wire transfer to:

      Key Bank
      #307070267
      1130 Haxton Drive
      Fort Collins, Colorado 80525
      Account: Genetic Technologies Limited
      Account Number: 76009 000 2576

5.4
LICENSEE agrees to pay interest of five percent (5%) per year or the maximum rate allowed by law, whichever is less, on fees payable but not paid to GTG when due.

5.5
MATERIAL BREACH: Breach of any provision of this Article V or part thereof shall be deemed a material breach.

ARTICLE VI
 WAIVER

        No waiver by either party, express or implied, of any breach of any term, condition, or obligation of this AGREEMENT by the other party shall be construed as a waiver of any subsequent breach of that term, condition, or obligation, or of any other term, condition, or obligation of this AGREEMENT of the same or different nature.

ARTICLE VII
 TERM AND TERMINATION OF AGREEMENT

7.1
This AGREEMENT shall extend from the EFFECTIVE DATE hereof for the TERM, unless terminated earlier as provided below.

7.2
Either party shall have the right to terminate this AGREEMENT upon any material breach of any term or condition of this AGREEMENT by the other party, which has not been corrected within thirty (30) days after receipt of a notice in writing with reference to this Article 7.2 and such termination shall be without prejudice to any other rights or claims the aggrieved party may have against the other party. Termination shall not affect any obligation owed by either party to the other prior to the termination. Either party shall have the right to terminate this AGREEMENT in the event that the other party shall become involved in insolvency, dissolution, bankruptcy, or receivership proceedings affecting the operation of its business, or in the event that the other party discontinues business for any reason.

7.3
LICENSEE shall have the right to terminate this AGREEMENT upon thirty (30) days written notice to GTG.

7.4
SURVIVAL: Articles II, III, VIII and X shall survive the termination of this AGREEMENT.

ARTICLE VIII
 CONFIDENTIALITY, PUBLICITY AND PRESS RELEASES

8.1
DISCLOSURE AND USE: The parties agree that the terms and conditions set forth in this AGREEMENT are CONFIDENTIAL INFORMATION. The CONFIDENTIAL INFORMATION disclosed by the parties ("Disclosing Party") to another party ("Receiving Party") constitutes the confidential and proprietary information of the Disclosing Party and the Receiving Party agrees to treat all CONFIDENTIAL INFORMATION of the other in the same manner as it treats its own similar proprietary information, but in no case will the degree of care be less than reasonable care. The Receiving Party shall use CONFIDENTIAL INFORMATION of the Disclosing Party only in performing under this AGREEMENT and shall retain the CONFIDENTIAL INFORMATION in confidence and not disclose to any third party (except as authorized under this AGREEMENT) without the Disclosing Party's express written consent. The Receiving Party shall disclose the Disclosing Party's CONFIDENTIAL INFORMATION only to those employees and contractors of the Receiving Party who have a need to know such information for the purposes of this AGREEMENT, and such employees and contractors must have entered into agreements with the Receiving Party containing confidentiality provisions covering the CONFIDENTIAL INFORMATION, or similar confidential information, with terms and conditions at least as restrictive as those set forth herein.

8.2
PERMITTED USE AND DISCLOSURES: Each party hereto may use or disclose CONFIDENTIAL INFORMATION disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in prosecuting or defending litigation, complying with applicable law, stock exchange rules, governmental regulation or court order, submitting information to tax or other governmental authorities, or otherwise exercising its rights hereunder.

8.3
EXCEPTIONS: Notwithstanding the foregoing, each party's confidentiality obligations hereunder shall not apply to information which:

(i)
is already known to the Receiving Party prior to disclosure by the Disclosing Party;

(ii)
becomes publicly available without fault of the Receiving Party;

(iii)
is rightfully obtained by the Receiving Party from a third party without restriction as to disclosure, or is approved for release by written authorization of the Disclosing Party;

(iv)
is developed independently by the Receiving Party without use of or access to the Disclosing Party's CONFIDENTIAL INFORMATION; or

(v)
is required to be disclosed by law or governmental regulation, provided that the Receiving Party provides reasonable notice to Disclosing Party of such required disclosure and reasonably cooperates with the Disclosing Party in limiting such disclosure.

8.4
PUBLICITY AND PRESS RELEASES: The parties must mutually agree upon any media/press releases with regard to the existence of this AGREEMENT. The parties shall discuss issuing such a press release after the execution of this AGREEMENT, but are not obligated to issue such a release.

8.5
Neither party shall issue any other press releases or other public statements relating to this AGREEMENT without prior written approval of the other party; provided however, that the parties shall be permitted to make disclosures of information submitted to a stock exchange pursuant to Article 8.2 or as required by applicable laws or regulations.

8.6
The parties agree that any breach of this AGREEMENT may cause irreparable harm to the Disclosing Party. Therefore, the Disclosing Party shall have, in addition to any rights and remedies available at law, the right to seek specific performance of this AGREEMENT.

ARTICLE IX
 NOTICE

9.1
Any notice, request or statement hereunder shall be deemed to be sufficiently given or rendered when personally delivered, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested, and if given or rendered to LICENSEE, addressed to:

      Quest Diagnostics Incorporated
      Attn: General Counsel
      One Malcolm Avenue
      Teterboro, New Jersey 07608
      USA

  or, if given or rendered to GTG, addressed to:

      Dr. Mervyn Jacobson
      Executive Chairman
      Genetic Technologies Limited
      60 Hanover Street
      Fitzroy, Victoria 3065
      Australia

  with a copy to:

      Michael A. DeSanctis, Esq.
      Faegre & Benson LLP
      3200 Wells Fargo Center
      1700 Lincoln Street
      Denver, CO 80203
      USA

  or, in any case, to such changed address or person as GTG or LICENSEE shall have specified to the other by written notice.

ARTICLE X
 REPRESENTATIONS AND WARRANTIES

10.1
GTG represents and warrants that it has the full right, power, and authority to enter into and perform its obligations under this AGREEMENT and grant to LICENSEE the license and other rights as set forth herein, and there are no outstanding grants, licenses, encumbrances, liens, or agreements, entered into by GTG, either written or implied, inconsistent therewith or pursuant to which this AGREEMENT or the parties' performance hereunder would violate, breach, or cause a default.

10.2
GTG represents and warrants that the execution, delivery, and performance of this AGREEMENT have been duly authorized by all necessary corporate actions on the part of GTG.

10.3
To the best of GTG's knowledge as of the EFFECTIVE DATE, utilization of the claimed methods in the LICENSED PATENTS does not (i) necessitate infringement of the valid intellectual property rights of any third party; or (ii) require the payment of any royalties or other amounts to any third party, except for PCR or other genomic DNA amplification methodologies.

10.4
LICENSEE represents and warrants that it has the full right, power, and authority to enter into and perform its obligations under this AGREEMENT, and there are no outstanding grants, licenses, encumbrances, liens, or agreements, entered into by LICENSEE, either written or implied, inconsistent therewith or pursuant to which this AGREEMENT or the parties' performance hereunder would violate, breach, or cause a default.

10.5
LICENSEE represents and warrants that the execution, delivery, and performance of this AGREEMENT have been duly authorized by all necessary corporate actions on the part of LICENSEE.

10.6
INDEMNIFICATION BY LICENSEE: LICENSEE agrees to hold GTG harmless from any claims by third parties arising from the performance, use, sale, and offer for sale of LICENSED SERVICES by LICENSEE, and LICENSEE shall indemnify, hold harmless, and defend GTG, and GTG's SUBSIDIARIES, affiliates, officers, directors, representatives, employees, or agents against any and all claims, causes of action, demands, judgments, settlements, expenses, or losses including, but not limited to, reasonable attorneys' fees and court costs (collectively, "LOSSES") arising out of or in connection with: (i) the use, performance, sale or offer for sale of LICENSED SERVICES; (ii) any breach by LICENSEE of any representation, warranty, or covenant hereunder, or (iii) the failure of LICENSEE to perform any covenants or obligations contained in this AGREEMENT. This indemnity shall exclude LOSSES to the extent such LOSSES are attributable to the willful misconduct or gross negligence of GTG.

10.7
INDEMNIFICATION BY GTG: GTG agrees to indemnify, hold harmless, and defend LICENSEE, and LICENSEE's SUBSIDIARIES, affiliates, officers, directors, representatives, employees, or agents against any and all LOSSES arising out of or in connection with (i) any breach by GTG of any representation, warranty or covenant hereunder; or (ii) the failure of GTG to perform any covenants or obligations contained in this AGREEMENT. This indemnity shall exclude LOSSES to the extent such LOSSES are attributable to the willful misconduct or gross negligence of LICENSEE.

10.8
DISCLAIMER OF WARRANTIES: Except as expressly set forth herein, EACH PARTY EXPRESSLY DISCLAIMS, TO THE EXTENT ALLOWED BY APPLICABLE LAW, ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE (EVEN IF INFORMED OF SUCH PURPOSE), NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.

10.9
LIMITATION OF LIABILITY: EXCEPT FOR BREACH OF PAYMENT TERMS UNDER ARTICLE V OR FOR LIABILITY FOR BREACH OF ARTICLE VIII OR BREACH OF SECTION 10.3, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

10.10
Nothing contained in this AGREEMENT shall be construed as:

(i)
a warranty or representation by GTG as to the validity or scope of any LICENSED PATENT; or

(ii)
a warranty or representation that any manufacture, sale, lease, use or other disposition hereunder will be free from infringement of patents other than those under which and to the extent to which licenses are in force hereunder; or

(iii)
an agreement to bring or prosecute actions or suits against third parties for infringement or conferring any right to bring or prosecute actions or suits against third parties for infringement; or

  (iv)
  conferring any right to use by either party, in advertising, publicity, or otherwise, any trademark, trade name or name, or any contraction, abbreviation or simulation thereof, of the other party; or

  (v)
  conferring by implication, estoppel or otherwise, upon LICENSEE, any license or other right under any intellectual property or patent, except that expressly granted hereunder.

ARTICLE XI
 MISCELLANEOUS

11.1
SERVICE LITERATURE: To the extent practicable, LICENSEE will prominently display on any literature or other materials (in paper, electronic or other format) distributed with or about any LICENSED SERVICE, a notice indicating that the LICENSED SERVICE is provided pursuant to a license from GTG under the LICENSED PATENTS, which patents are owned by GTG.

11.2
COPIES OF LITERATURE: From time to time LICENSEE will provide GTG with copies of literature, bulletins, and other customer materials, such as copies of web pages or other electronic information used in connection with LICENSED SERVICES, with the exact items to be provided to GTG to be determined at LICENSEE's discretion.

11.3
NO ASSISTANCE TO THIRD PARTIES: LICENSEE agrees that it will not knowingly induce, encourage, or assist any third party in connection with attacking the title or right of GTG in and to the LICENSED PATENTS or attacking the validity or enforceability of the LICENSED PATENTS.

11.4
CONSTRUCTION: This AGREEMENT has been negotiated by the parties and their respective counsel. This AGREEMENT shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party. This AGREEMENT shall not be construed in favor or against either party by reason of the authorship of any provisions hereof. The existence or absence of any term or condition of this AGREEMENT shall not be used in the construction or interpretation of any other agreement between the parties. The existence or absence of any term or condition of any other agreement between the parties shall not be used in the construction or interpretation of this AGREEMENT.

11.5
NOTICE REGARDING INFRINGEMENT: LICENSEE shall promptly notify GTG of any third party that it reasonably believes based on specific evidence to be infringing a LICENSED PATENT, and will use reasonable efforts to provide to GTG any non-confidential information it has in support of such belief. LICENSEE agrees to use its commercially reasonable best efforts to cooperate, at GTG's expense, with GTG in any action for infringement of a LICENSED PATENT brought by GTG.

11.6
MARKINGS: To the extent practicable, LICENSEE shall use markings as GTG may reasonably request from time to time, including, but not limited to, marking the LICENSED SERVICES and/or documentation related thereto with patent number(s).

11.7
MODIFICATION: This AGREEMENT sets forth the entire agreement and understanding between the parties as to the subject matter of this AGREEMENT and merges all prior discussions between the parties, and no one of the parties shall be bound by any modification of this AGREEMENT, or by any conditions, definitions, warranties, or representations with respect to the subject matter of this AGREEMENT, other than as expressly provided for herein, or as duly set forth on or subsequent to the EFFECTIVE DATE in writing and signed by duly authorized representatives of the party to be bound thereby.

11.8
CHOICE OF LAW: This AGREEMENT and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the State of Delaware (excluding conflicts of laws) and of the United States.

11.9
FORUM SELECTION: The venue for any controversy or claim arising out of or in connection with this AGREEMENT shall be any court of competent jurisdiction.

11.10
ASSIGNMENT. Neither party may assign this AGREEMENT without the prior written consent of the other party except in the event of the sale of all or substantially all of a party's capital stock, business or assets whether by merger or otherwise pertaining to the subject matter of this AGREEMENT, such party may assign this AGREEMENT to its successor and shall provide notice of such assignment to the other party; provided however, that prior to any assignment permitted herein by LICENSEE, its successor must expressly assume in writing LICENSEE's obligations under this AGREEMENT and expressly acknowledge in writing that products and services of such successor existing prior to such assignment shall not be LICENSED SERVICES.

11.11
ATTORNEYS' FEES: Upon resolution of any claim or controversy arising under this AGREEMENT, the prevailing party shall be awarded its reasonable attorneys' fees and costs in addition to any other amount awarded.

11.12
INDEPENDENT BUSINESS: The parties acknowledge that their business operations are completely independent and nether party shall at any time hold itself out as an agent or representative of the other party. No partnership, joint venture, or other relationship shall be deemed to exist by virtue of this AGREEMENT.

11.13
INDEPENDENT TERMS: All the terms of this AGREEMENT shall be independent and unconditional so that the performance of any one term shall not be subject to any set off or counterclaim.

11.14
SEVERABILITY: In the event any clause or term of this AGREEMENT is determined to be void, invalid, or unenforceable, the clause shall be stricken to the extent necessary in order to overcome the limitation and as revised this AGREEMENT shall remain in full force and effect.

11.15
HEADINGS: The headings contained within this AGREEMENT are for convenience and reference purposes only. They do not form a part hereof and shall not affect the meaning or interpretation of this AGREEMENT.

11.16
FURTHER ASSURANCES: The parties hereto shall execute such further documents and perform such further acts as may be necessary to comply with the terms of this AGREEMENT and consummate the transactions herein provided.

11.17
FORCE MAJEURE: Neither party shall be held responsible if the fulfillment of any terms or provisions of this AGREEMENT are delayed or prevented by wars, revolutions, fires, floods, acts of God, acts of terrorism whether actual or threatened, or other causes similar to those enumerated and not within the control of the party whose performance is interfered with, and which by the exercise of reasonable diligence, the party is unable to prevent.

11.18
COUNTERPARTS: This AGREEMENT may be executed in counterparts (and evidenced by facsimile signatures), each of which will be deemed an original and all of which together constitute one instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused their authorized representatives to execute this AGREEMENT.

GTG:	LICENSEE:
Genetic Technologies Limited	Quest Diagnostics Incorporated
By	By
Printed Name	Printed Name
Title	Title

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  Exhibit 4.9
License Agreement